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                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT made as of this 31st day of October, 1999 by and between GAMOGEN, INC., a New York corporation ("Seller") and REPRO-MED SYSTEMS, INC., a New York corporation ("Purchaser").

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         SECTION 1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions contained in this Agreement, on the date hereof, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, all of the assets of the Seller of every kind and description real, personal and mixed, tangible and intangible, and wheresoever located, excepting only the interest of the Seller in the Restore joint Venture and those other assets (the "Excluded Assets") identified on Schedule 1.1 annexed hereto as the same shall exist on the date of this Agreement inclusive of the assets which the Seller has received by assignment from its wholly owned subsidiary Gyneco, Inc. (the "Purchased Assets").

         SECTION 1.2 Purchase Price; Assumption of Liabilities.

         (a) In consideration of the aforesaid sale, transfer, conveyance, assignment and delivery of the Purchased Assets, the Purchaser agrees to: (i) pay the Purchase Price and (ii) assume all of the liabilities (including contingent liabilities and claims) of the Seller (including the assumed Gyneco liabilities) at the date hereof.

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         (b) The purchase Price (the "Purchase Price") for the Purchased Assets
being transferred hereunder which is being delivered concurrently herewith is as follows: (i) the transfer of the Note in the amount of $183,579 of even date herewith made by Southridge Group, LLC as payor in favor of the Purchaser (the "Note") and all of the Purchaser's rights under the guaranty of such Note by the principal beneficial Owner thereof and (ii) the transfer to Seller by Purchaser of certain technology described in Schedule 1.2.

         2. REPRESENTATIONS AND WARRANTIES.

            (a) Seller hereby represents and warrants to Purchaser as follows:

                (i) Seller is a corporation duly organized and validly existing under the laws of the State of New York, duly qualified to do business and in good standing in the State of New York, with full corporate power and authority to carry on its business as heretofore and now conducted and to execute and deliver this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby.

                (ii) Seller has good and marketable title to all the assets being purchased hereunder, and will transfer all of such assets to Buyer free and clear of any liens, encumbrances, charges, pledges, or security interests.

                (iii) The execution and delivery of this Agreement has been authorized by all necessary corporate action. This Agreement is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

                (iv) Seller makes no other representations with respect to the Purchased Assets.

            (b) Purchaser hereby represents and warrants to Seller as follows:


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                (i) Purchaser is a corporation duly organized and validly
existing under the laws of the State of New York, duly qualified to do business and in good standing in the State of New York, with full corporate power and authority to carry on its business as heretofore and now conducted and as contemplated hereunder to be conducted and to own or lease its assets and properties.

                (ii) Purchaser has full power and authority to execute and deliver this Agreement to perform its obligations thereunder, and to carry out the transaction contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereunder have been authorized by all necessary corporate action. Purchaser makes no representations as to the value or collectability of the Note, the Guaranty or of the Technology, being transferred to the Seller.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                 GAMOGEN, INC.

                                                 By:
                                                    ---------------------------
                                                                    , President

                                                 REPRO-MED SYSTEMS, INC.

                                                 By:
                                                    ---------------------------
                                                                    , President